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                                                               Exhibit (D)(4)(I)

                                   SCHEDULE A

                               WITH RESPECT TO THE

                             SUB-ADVISORY AGREEMENT

                                     BETWEEN

                              ING INVESTMENTS, LLC

                                       AND

                     NWQ INVESTMENT MANAGEMENT COMPANY, LLC

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
SERIES                                      ANNUAL SUB-ADVISER FEE
------                        --------------------------------------------------
                                 (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)
ING Global Value Choice Fund  0.40% on the value of the net assets of the Series equal to the amount transitioned to the Sub-
                                Adviser's management pursuant to this Agreement
                                         (the "Transitioned Amount");

                               0.60% computed on aggregate net assets in excess
                                          of the Transitioned Amount.

ING International Value               0.50% on the initial $300 million;
Choice Fund                     0.55% thereafter at any aggregate asset level.
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